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                         October 7, 2022

       David F. Keffer
       Chief Financial Officer
       Northrop Grumman Corp.
       2980 Fairview Park Drive
       Falls Church, VA 22042

                                                        Re: Northrop Grumman
Corp.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 1, 2022
                                                            File No. 001-16411

       Dear David F. Keffer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program